UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 333-40421

                      FORD CREDIT AUTO OWNER TRUST 1998-C
              (Ford Credit Auto Receivables TWO L.P. - Originator)
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           The American Road, Dearborn, Michigan 48121 (313)322-3000
           ---------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Class A-1 5.608% Asset Backed Notes     Class A-4 5.81% Asset Backed Notes
Class A-2 5.670% Asset Backed Notes     Class A-5 5.86% Asset Backed Notes
Class A-3 5.73% Asset Backed Notes      Class B 6.06% Asset Backed Notes
                                        Class C 6.30 Asset Backed Certificates
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            (Title of each class of securities covered by this Form)

Titles of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains): NONE

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duties to file reports:

Rule 12g-4(a)(1)(i)      [ ]                 Rule 12h-3(b)(1)(i)      [ ]
Rule 12g-4(a)(1)(ii)     [ ]                 Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)      [ ]                 Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]                 Rule 12h-3(b)(2)(ii)     [ ]
                                             Rule 15d-6               [X]

Approximate number of holders of record as of the certificate or notice date:  105
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Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 28, 1999            FORD CREDIT AUTO RECEIVABLES TWO L.P.
                                   (Registrant)

                                   By:  Ford Credit Auto Receivables Two, Inc.
                                        (General Partner)

                                   By:  /s/ R. P. Conrad
                                        ---------------------------------------
                                        R. P. Conrad, Assistant Secretary